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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
WESTAR ENERGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2003

Dear Shareholder:

        We cordially invite you to the 2003 Annual Meeting of Shareholders of Westar Energy, Inc. The meeting this year is at 10:00 a.m., Central Daylight Saving Time, on Monday, June 16, 2003 in the Sunflower Ballroom at The Maner Conference Center (Kansas Expocentre), 1717 S.W. Topeka Boulevard, Topeka, Kansas.

        The Board of Directors has nominated three present directors whose terms of office expire this year to continue to serve as Class I directors. The Board of Directors recommends that you vote for the nominees.

        The enclosed notice of the meeting and proxy statement contain detailed information about the business to be transacted at the meeting.

        We urge you to read the proxy statement carefully. Whether or not you plan to attend the annual meeting, please take time to vote as soon as possible by completing and mailing the enclosed proxy card or by using the telephone or Internet voting procedures.

        We extend our thanks for your continued investment in the Company.

Sincerely,

CHARLES Q. CHANDLER, IV	JAMES S. HAINES, JR.
Chairman of the Board	Chief Executive Officer and President

WESTAR ENERGY, INC.
818 South Kansas Avenue
Topeka, Kansas 66612

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time:	10:00 a.m. (Central Daylight Saving Time) on Monday, June 16, 2003
Place:	Sunflower Ballroom at The Maner Conference Center Kansas Expocentre 1717 S.W. Topeka Boulevard Topeka, Kansas
Purpose:	•	To elect three Class I directors to serve for a term of three years
	•	To conduct other business properly raised before the meeting and any adjournment or postponement of the meeting
Record Date:	You may vote if you were a shareholder of record on April 21, 2003
Proxy Voting:	Your vote is important. You may vote in person at the meeting or by proxy in one of three ways:
	•	by signing, dating and returning your proxy card in the enclosed envelope
	•	by calling the toll-free number on the enclosed proxy card
	•	via the Internet using instructions on the proxy card
On behalf of the Board of Directors,

LARRY D. IRICK Vice President, General Counsel and Corporate Secretary
Topeka, Kansas April 30, 2003

PROXY STATEMENT

        The Board of Directors of Westar Energy, Inc. (the "Company") is soliciting proxies for the 2003 Annual Meeting of Shareholders. This proxy statement and the accompanying proxy card contain information about the items you will vote on at the annual meeting. We began mailing these documents to shareholders on or about April 30, 2003.

VOTING PROCEDURES—QUESTIONS AND ANSWERS

Who may vote and how many votes do I have?

        Common and preferred shareholders of record at the close of business on April 21, 2003 may vote. For each matter presented for vote, you have one vote for each share you own.

        On that date there were outstanding and entitled to vote 71,938,146 shares of our common stock, 121,613 shares of our 4 1/2% series preferred stock, 54,970 shares of our 4 1/4% series preferred stock, and 37,780 shares of our 5% series preferred stock.

How do proxies work?

        The Board of Directors is asking for your proxy. Giving the persons named as proxies your proxy means you authorize them to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director nominees. If you sign and return the enclosed proxy card but do not specify how to vote, the persons named as proxies will vote your shares for our director nominees.

How do I vote?

        You may vote in person by attending the meeting or by proxy. If you are a shareholder of record, you may vote by proxy through the Internet, by telephone or by mail. Please follow the instructions on the proxy card for voting by one of these methods. Please help us save time and postage costs by voting through the Internet or by telephone. If your shares are held in "street name" by a broker or other nominee, you will receive instructions from the holder of record that you must follow in order to vote your shares. Whether you plan to attend the meeting or not, we encourage you to vote by proxy as soon as possible.

What does it mean if I receive more than one proxy card?

        You may receive more than one proxy card depending on how you hold your shares and how your shares are registered. If you hold shares through someone else, such as a bank or broker, you may also receive material from them asking how you want to vote. If you participate in our Direct Stock Purchase Plan, the Employee Stock Purchase Plan, or our Employees' 401(k) Savings Plan you will receive one proxy card for all shares of common stock held in or credited to your accounts as of the record date, if the account names are exactly the same. If your shares are registered differently and are in more than one account, you will receive more than one proxy card. We encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our shareholder services department at 800-527-2495 or 785-575-6394 (in the Topeka area) or by e-mail at sharsvcs@wr.com.

        The plan trustee for the Employees' 401(k) Savings Plan will vote the Company shares credited to your account in accordance with the voting instructions provided on any applicable proxy card received by June 12, 2003. The plan trustee will not vote your shares if you do not provide voting instructions.

        If you receive more than one proxy card we encourage you to complete and return all proxy cards delivered to you to vote all shares registered to you.

Can I change my vote?

        You can revoke your proxy before the time of voting at the meeting in several ways (the revocation has to be received before the meeting to be counted):

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  by mailing a revised proxy dated later than the prior proxy

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  by voting again at the Internet Web site

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  by notifying our Corporate Secretary in writing that you are revoking your proxy.

        You can also revoke your proxy by voting in person at the meeting.

Who can attend the annual meeting?

        All shareholders who owned shares as of April 21, 2003, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Registration will begin at 8:45 a.m., and seating will begin at 9:00 a.m. If you attend, you may be asked to present valid picture identification, such as a driver's license or passport. To avoid delays in gaining admittance to the meeting, registered shareholders should bring the "Admission Ticket" found at the top of the proxy card.

        Please note that if you hold your shares in "street name" (through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration table at the meeting.

What constitutes a "quorum" for the meeting?

        A quorum is necessary to conduct business at the meeting. A quorum requires the presence of a majority of the outstanding shares entitled to vote, in person or represented by proxy. You are part of the quorum if you have voted by proxy.

        Abstentions, broker non-votes and votes withheld from director nominees count as "shares present" at the meeting for purposes of determining a quorum. However, abstentions and broker non-votes do not count in the voting results. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.

How many votes are needed?

        Director nominees receiving the most votes will be elected. Approval of any other item being considered requires a majority of the votes cast.

        Corporate Election Services, Inc., the independent proxy tabulator we use, counts the votes and acts as the inspector of election for the meeting.

Who pays for the solicitation of proxies?

        We pay the cost of soliciting proxies. We retained Georgeson Shareholder Communications Inc. to assist with the solicitation for an estimated fee of $9,500 plus reasonable out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their votes. In addition to the use of the mails, proxies may be solicited personally, or by telephone or electronic media by our regular employees.

ELECTION OF DIRECTORS
(Item 1 on Proxy Card)

Special Committee Investigation and Related Matters

        In September 2002, our Board of Directors appointed a Special Committee of directors to investigate management matters and matters that are the subject of a grand jury investigation and Securities and Exchange Commission ("SEC") inquiry. The members of the Special Committee are Charles Q. Chandler, IV (Chairman) and R.A. Edwards. The Special Committee retained counsel and other advisors. We have been informed the Special Committee has completed its investigation. We anticipate the Special Committee will report to our Board of Directors in May 2003 concerning conclusions and recommendations reached as a result of the investigation. We expect we will seek reimbursement from, or impute income to, various former and current officers and directors (including directors nominated herein) for personal use of our aircraft. We will also consider legal options available as a result of any conclusions and recommendations of the Special Committee concerning any improper conduct found to have been committed.

        The Special Committee was appointed after we were served, on September 17, 2002, with a federal grand jury subpoena by the United States Attorney's Office in Topeka, Kansas, requesting information concerning the use of aircraft and our annual shareholder meetings. Since that date, the United States Attorney's Office has served additional subpoenas on us and certain of our employees requesting further information concerning the use of aircraft, executive compensation arrangements with our former chief executive officer and other former and present officers, a proposed rights offering of stock of a subsidiary, and the company in general. We are providing information in response to these requests and are fully cooperating in the investigation. We have not been informed that we are a target of the investigation.

        On November 1, 2002, the SEC notified us that it would be conducting an inquiry into the matters involved in the restatement of our first and second quarter 2002 financial statements. Our counsel has communicated with the SEC about these matters and other matters within the scope of the grand jury investigation.

Directors and Nominees for Directors

        Our Board of Directors currently consists of eight directors divided into three classes (Class I, Class II and Class III). At each annual meeting of shareholders, the directors constituting one class are elected for a three-year term. The terms of the directors of Class I expire with this meeting. Our bylaws require each class to be as nearly equal in number as possible, with no class to include fewer than two directors. Our articles of incorporation provide that the Board of Directors will have no less than seven nor more than fifteen directors, as determined from time to time by the Board of Directors.

        Mr. John C. Dicus retired from the Board of Directors on November 12, 2002. Mr. David C. Wittig, our former Chairman of the Board, Chief Executive Officer and President, and Mr. Douglas T. Lake, our Executive Vice President currently on unpaid administrative leave, resigned from the Board of Directors on November 22, 2002 and December 6, 2002, respectively. Mr. James S. Haines, Jr., our current Chief Executive Officer and President, was appointed to the Board of Directors on December 6, 2002. Mr. Larry D. Irick, our Vice President, General Counsel and Corporate Secretary, was appointed to the Board of Directors on December 6, 2002 to increase the size of the Board of Directors to seven directors, the minimum number of directors required by our articles of incorporation. Mr. Michael F. Morrissey was appointed to the Board of Directors on April 16, 2003. We are conducting a search for additional outside directors to increase the size of the Board of Directors to nine or ten directors. Upon the appointment of a new director, we expect Mr. Irick will resign as our future intention is to have only one member of our management serving on the Board of Directors.

        Mr. Charles Q. Chandler, IV, Mr. R.A. Edwards and Mr. Irick have been nominated for election as Class I directors. Each nominee has consented to being named as a nominee and to serve, if elected. While it is not expected that any of the nominees will be unable to qualify or accept office, if for any reason one or more are unable to do so, the proxies will be voted for substitute nominees selected by our Board of Directors.

Class I Nominees—Term Expiring in 2006

Charles Q. Chandler, IV (age 49)

        Mr. Chandler is Chairman of the Board and Chief Executive Officer of INTRUST Bank, N.A. and President of INTRUST Financial Corporation. Both companies are located in Wichita, Kansas. Mr. Chandler is a director of INTRUST Bank, N.A., INTRUST Financial Corporation, the First National Bank of Pratt, Kansas, and the Wesley Medical Center in Wichita, Kansas. He is also a trustee of the Kansas State University Endowment Foundation and Chairman of the Wichita Collegiate School Board. Mr. Chandler has served as our director since December 1999 and as Chairman of the Board since December 11, 2002.

R. A. Edwards (age 57)

        Mr. Edwards is the President and Chief Executive Officer and a director of the First National Bank of Hutchinson, Kansas. Mr. Edwards is also a director of Douglas County Bank, First Kansas Bancshares of Hutchinson, Kansas Natural Gas, Inc., Data Center, Inc., Kansas Venture Capital, Inc. and Michellhill Seed Company. He is a trustee of the University of Kansas Endowment Association, the Davis Foundation, the Hutchinson Community College Foundation and the Eisenhower Foundation. Mr. Edwards has served as our director since October 2001.

Larry D. Irick (age 46)

        Mr. Irick is our Vice President, General Counsel and Corporate Secretary (since December 2001, February 2003 and May 2000, respectively). He previously served as Executive Director, Law (from June 1999 to May 2000). Prior to joining us, Mr. Irick was an attorney at the law firm of Bryan Cave, LLP in Kansas City, Missouri from July 1995 to May 1999. He is also a director of Protection One, Inc. Mr. Irick has served as our director since December 2002.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF ALL OF THE ABOVE NOMINEES

Continuing Directors
Class II—Term Expiring in 2004

Gene A. Budig (age 63)

        Dr. Budig is Senior Advisor to Major League Baseball (since March 2000) and Scholar in Residence at The College Board (since 2001). He taught at Princeton University during the 2001 and 2002 academic years. Previously, Dr. Budig was President of the American League of Professional Baseball Clubs (1994 through 2000). Dr. Budig is a director of the Ewing Marion Kaufman Foundation. Dr. Budig is also a director of Protection One, Inc. He has served as our director since July 1999. He also served as our director from January 1987 to May 1998.

Michael F. Morrissey (age 60)

        Mr. Morrissey retired in September 1999 as the managing partner of the Kansas City, Missouri office of Ernst & Young, LLP, a position he held since 1988. Mr. Morrissey is a director of Ferrellgas, Inc., the general partner of Ferrellgas Partners, L.P. He is also the Chairman of the Board of the Ewing Marion Kauffman Foundation (since 2002 and a director since 1999), a director of Dunn Industries, Inc., and Special Advisor to the Audit Committee of the Board of Directors of Dairy Farmers of America, Inc. Mr. Morrissey has served as our director since April 2003.

John C. Nettels, Jr. (age 46)

        Mr. Nettels is a partner with the law firm of Stinson Morrison Hecker L.L.P. in Overland Park, Kansas. He has served as our director since March 2000.

Class III—Term Expiring in 2005

Frank J. Becker (age 67)

        Mr. Becker is President of Becker Investments, Inc. in Lawrence, Kansas. Mr. Becker is a director of the Douglas County Bank, Martin K. Eby Construction Company and IMA Insurance, Inc., and a trustee of the University of Kansas Endowment Association. He has served as our director since 1992.

James S. Haines, Jr. (age 57)

        Mr. Haines is our Chief Executive Officer and President (since December 2002). Mr. Haines has been Adjunct Professor and Skov Professor of Business Ethics at The University of Texas at El Paso since January 2002. Mr. Haines was a director and President and Chief Executive Officer of El Paso Electric Company from May 1996 to November 2001. He has served as our director since December 2002.

Compensation of Directors

        In 2002, directors who were not our employees received the following compensation:

Annual cash retainer, paid quarterly	$20,000
Annual stock award	$18,500
Annual restricted share unit award, vesting ratably over three years	$19,000
Attendance fee for each meeting of the Board of Directors	$1,200
Attendance fee for each committee meeting	$1,000
Annual cash fee for Chairman of each committee	$4,000
Fee for telephonic attendance at meetings	$500

        Directors are also reimbursed for travel and other out-of-pocket expenses incurred by them which are incidental to attending meetings. Directors who are our employees do not receive additional compensation for their services as director.

        Pursuant to our Outside Directors' Deferred Compensation Plan (the "Deferred Compensation Plan"), an outside director may elect to defer all or a portion of any fee received for services. The Deferred Compensation Plan is a voluntary participation plan administered by the Human Resources Committee of our Board of Directors. In addition, an outside director may elect to have all or a portion of any cash fees paid in stock pursuant to our Long Term Incentive and Share Award Plan.

Board Meetings and Committees of the Board of Directors

        Our Board of Directors met 26 times during 2002. All directors attended at least 85% of the total number of board and committee meetings held while they served as a director or member of a committee. We have a standing Audit and Finance Committee, a Human Resources Committee, a Nominating Committee and a Corporate Public Policy Committee.

        During 2002, Dr. Budig (as Chairman), Mr. Chandler and Mr. Edwards served on the Audit and Finance Committee. Mr. Morrissey was appointed to the committee effective April 16, 2003. Each of these persons is an independent director as required by the rules of the New York Stock Exchange. The principal responsibilities of the committee are described in the Audit and Finance Committee Charter which is reviewed annually by the committee. A copy of the Charter is available from our Corporate Secretary. The committee selects and retains a firm of independent public accountants to conduct audits of our financial statements. The committee also reviews with the independent public accountants the scope and results of their audits, as well as our accounting procedures, internal controls, and accounting and financial reporting policies and practices, and makes reports and recommendations to the Board of Directors as it deems appropriate. The committee held 14 meetings during 2002.

        During 2002, Mr. Becker (as Chairman) and Dr. Budig served as members of the Human Resources Committee. In addition, Mr. John C. Dicus served as a member of this committee until his retirement from the Board of Directors on November 12, 2002. This committee reviews the performance of corporate officers and changes in officer compensation and benefits. This committee held six meetings during 2002.

        During 2002, Mr. Nettels (as Chairman), Mr. Becker and Mr. Edwards served as members of the Nominating Committee. This committee reviews and recommends nominees for election to our Board of Directors including nominees recommended by shareholders if nominations are submitted in accordance with the procedures for shareholder proposals discussed later in this proxy statement. This committee held one meeting in 2002.

        During 2002, Mr. Dicus (as Chairman), Mr. Chandler and Mr. Lake served as members of the Corporate Public Policy Committee. The committee is currently composed of Mr. Chandler and Mr. Haines. This committee reviews our major strategic programs relating to community relations, customer relations, corporate contributions and other public affairs issues. This committee held three meetings during 2002.

Audit and Finance Committee Report

        The Company's Audit and Finance Committee of the Board of Directors consists of directors who, in the business judgment of the Board of Directors, are independent under the New York Stock Exchange listing standards. In addition, in the business judgment of the Board of Directors, at least one of the members has accounting or related financial management experience required under the listing standards. The Committee operates under a written charter adopted by the Board of Directors, a copy of which is available from the Company's Corporate Secretary. As required by the charter, the Committee reviews and reassesses the charter annually and recommends any changes to the Board of Directors for approval.

        Under the charter, the Company's management has the primary responsibility for preparing the Company's financial statements and establishing and maintaining an appropriate system of internal controls related to the financial reporting process. The independent accountants have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Committee has the responsibility to monitor and provide oversight of management's responsibility. The Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent accountants' work.

        Until May 30, 2002, our independent accounting firm was Arthur Andersen LLP. On that date, Arthur Andersen LLP was dismissed and replaced by Deloitte & Touche LLP. In fulfilling its responsibilities for the year ended December 31, 2002, the Committee:

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  recommended to the Board of Directors the selection of the Company's independent accountants, Deloitte & Touche LLP;

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  reviewed and discussed the Company's audited financial statements with management;

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  discussed with Deloitte & Touche LLP the matters required to be communicated under Statement of Auditing Standards No. 61, Communication with Audit Committees, as then in effect;

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  received from Deloitte & Touche LLP the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as then in effect;

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  discussed with Deloitte & Touche LLP its independence; and

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  received a report from the Company's Executive Vice President and Chief Financial Officer on Deloitte & Touche's qualifications, independence and responses to the Company's due diligence questions.

        In addition, the Committee met with management and representatives of Deloitte & Touche LLP to review the Company's audited financial statements and the overall quality of the Company's internal controls and accounting and financial reporting.

        Based on the actions detailed in this report, the Committee authorized the audited financial statements to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and for such report to be filed with the Securities and Exchange Commission. The Committee's authorization considered the Committee's review of Deloitte & Touche LLP's qualifications as independent accountants for the Company. In addition, the review included matters required to be considered under Securities and Exchange Committee rules on auditor independence, including the nature and extent of non-audit services. In the Committee's business judgment, the nature and extent of non-audit services performed by Deloitte & Touche LLP during the year did not impair the firm's independence.

The Audit and Finance Committee
Gene A. Budig, Chairman Charles Q. Chandler, IV R.A. Edwards

Human Resources Committee Report

        The executive compensation programs of the Company are administered by the Human Resources Committee of the Board of Directors (the "Committee"). Mr. Becker (Chairman) and Mr. Budig, both non-employee directors, served on the Committee in 2002. In addition, Mr. Dicus served on the Committee in 2002 until his retirement on November 12, 2002. The Committee reviews and approves all issues pertaining to executive compensation. The Company utilized three compensation programs in 2002 (base salary, short term incentive and long term incentive). Their objective was to provide compensation that would enable the Company to attract, motivate and retain talented and dedicated executives, foster a team orientation toward the achievement of business objectives, and directly link the success of our executives with that of our shareholders. The Company's compensation philosophy in 2002 was to target base salaries and short term incentives to approximate the median in the national market and to target total compensation including long term incentives above the median in the national market.

        In addition to executive officers, key employees participated in the Company's long term and short term incentive programs in 2002 based on their potential to contribute to increasing shareholder value.

        In structuring the Company's compensation plans, the Committee takes into consideration Section 162(m) of the Internal Revenue Code (which disallows the deduction of compensation in excess of $1,000,000 except for certain payments based upon performance goals) and other factors the Committee deems appropriate. As a result, some of the compensation under the Company's compensation plans may not be deductible under Section 162(m).

Base Salary Compensation

        No changes in the base salaries of executive officers were made in 2002 because base salaries were reviewed and increased effective November 1, 2001 following the retirement of several executive officers and the promotion and appointment of other executive officers. Additionally, Mr. Wittig and Mr. Lake agreed to 20% reductions in their base salaries effective March 31, 2002.

Annual Incentive Compensation

        All executive officers are eligible for annual incentive compensation.

        The primary form of short term incentive compensation is the Company's Short Term Incentive Plan for employees selected by the Committee, including the named executive officers, who have an opportunity to directly and substantially contribute to the Company's achievement of short term objectives. Short term incentives are structured so that potential compensation is comparable with short term compensation granted to comparable positions in the national market. Short term incentives are targeted to approximate the median in the national market. Some, but not all, of such companies are included in the Standard &

Poor's Electric Companies Index. Awards in excess of the targets may be payable if the financial goals set by the Committee are exceeded. The Committee may grant performance based awards to the Chief Executive Officer and the other four most highly compensated officers of the Company who are or may be subject to Section 162(m) of the Code without being subject to the $1 million limitation on deductibility for federal income tax purposes.

        The Company has not paid an annual short term incentive award to Mr. Wittig or Mr. Lake for 2002. Other participants were eligible for annual short term incentive awards targeted to range from 15% to 80% of base salary. For executive officers, 20% to 40% of the annual incentive was tied to the attainment of individual goals and management skills. The balance was based upon the Company's achievement of financial goals which are established annually by the Committee.

        Changes in annual incentive compensation to the named executive officers in 2002 compared to 2001 resulted from an individual's relative attainment of his or her goals, the achievement of performance standards for business units over which an executive officer had responsibility, and the Company meeting or exceeding its budgeted adjusted operating earnings per share and EBIT goals established in February 2002.

Long Term Incentives

        Long term incentive compensation is offered to employees who are in positions which can affect the Company's long term success through the formation and execution of its business strategies. The Company's 1996 Long Term Incentive and Share Award Plan (the "Plan") has been established to advance the interests of the Company and its shareholders by providing a means to attract, retain, and motivate employees and directors upon whose judgment, initiative and effort the Company's continued success, growth and development is dependent. The purposes of long term incentive compensation are to: (1) focus key employees' efforts on performance which will increase the value of the Company to its shareholders; (2) align the interests of management with those of the Company's shareholders; (3) provide a competitive long term incentive opportunity; and (4) provide a retention incentive for key employees.

        All non-union employees are eligible for grants under the Plan. Under the Plan, awards are provided to such participants and in such amounts as the Committee deems appropriate. The number and form of awards vary on the basis of position and pay grade. The level of total compensation for similar executive positions in companies considered comparable by the Committee was used as a reference in establishing the level of awards.

        Long term incentive compensation currently takes the form of grants of restricted share units and dividend equivalents under the Plan. The use of restricted share units and dividend equivalents as a significant component of compensation creates a strong and direct linkage between the financial outcomes of the employees and the shareholders. Restricted share units generally require specified appreciation in the share price of the Company's common stock and/or the continued employment of the employee until the specified appreciation or a specified date occurs, unless the employee's employment terminates due to retirement, death, disability, termination without cause by us, for good reason by the executive or upon a change in control of the Company. Dividends are paid on restricted share units from the date of grant. The value of a single dividend equivalent is equal to the dividends that would have been paid or payable on a share from the date of grant. In the event of a change in control, restricted share units and dividend equivalents may accelerate and vest with performance criteria deemed satisfied.

        In 2002, executive officers were granted restricted share units in January and April. In both cases, executive officers (but not other employees) had the right to elect whether to receive restricted share units linked to the Company's common stock or shares of preferred stock of Guardian International, Inc. ("Guardian"). The Company owns an equity interest in Guardian. In addition, Mr. Wittig and Mr. Lake also had the right (which they exercised) to receive their April 2002 awards in restricted share units linked to Protection One, Inc. ("Protection One") common stock. If the applicable vesting requirements were to be satisfied, a holder of restricted share units linked to Guardian preferred stock or Protection One common stock would receive shares of Guardian preferred stock or Protection One common stock, as applicable, rather than shares of the Company's common stock. Dividend equivalents with respect to restricted share units linked to Guardian preferred stock are paid in the form of the dividends received by the Company on the Guardian preferred stock, which is either cash or additional shares of preferred stock.

No dividend equivalents are paid with respect to restricted share units linked to Protection One common stock.

        Restricted share units granted in January 2002 vest if the share price of the Company's common stock remains at or above $19.78 for any period of twenty consecutive trading days beginning on January 1, 2002, the date of the grant, and ending on December 31, 2011. Restricted share units granted in April 2002 vest in one-third annual increments if the share price of the Company's common stock remains at or above $20.99 for any period of twenty consecutive trading days beginning on April 17, 2002, the date of grant, and ending on April 17, 2012 (with a catch up if vesting has not occurred as of any previous anniversary date). In both cases, vesting is also subject to the executive officer remaining continuously employed with the Company through the date of vesting. In the case of restricted share units granted in April 2002, the restricted share units vest in any event if the executive officer remains continuously employed through April 17, 2012, or employment is terminated before April 17, 2012 by reason of death, disability, termination without cause by the Company, for good reason by the executive or upon a change in control of the Company.

Chief Executive Officer—David C. Wittig

        Mr. Wittig's base salary and his annual short term incentive compensation were established annually. In recommending the base salary to be effective in 2002, while not utilizing any specific performance formula and without ranking the relative importance of each factor, the Committee took into account relevant salary information in the national market and the Committee's subjective evaluation of Mr. Wittig's overall management effectiveness in his position as Chairman of the Board, President and Chief Executive Officer of the Company and his achievement of individual goals. Factors considered included his continuing leadership of the Company and his contribution to strategic direction, management of change in an increasingly competitive environment, management of operations, and the overall productivity of the Company. The Committee also took into account the recommendations made by an independent compensation consultant and Mr. Wittig's 20% voluntary reduction in his base salary in 2002. The Committee did not further change Mr. Wittig's base salary in 2002.

        The 2002 long term incentive compensation to Mr. Wittig included restricted share units and dividend equivalents granted based upon the factors described in the preceding paragraph and under Long Term Incentives above.

        The Company has not paid any short term incentive compensation to Mr. Wittig for 2002 as a result of his resignation from all his positions with the Company and its subsidiaries on November 22, 2002.

        In June 2002, the Committee approved a payment of $267,000 to Mr. Wittig for 2001 short term incentive compensation, which is reported in the Summary Compensation Table in the proxy statement.

Chief Executive Officer—James S. Haines, Jr.

        Mr. Haines has served as Chief Executive Officer and President of the Company since December 6, 2002. In determining the terms of his employment, the Committee considered relevant salary information in the national market and the recommendation made by an independent compensation consultant. The Committee desired to provide Mr. Haines a significant long term incentive opportunity in the event of appreciation in the Company's common stock price.

        Mr. Haines will receive an annual salary of $750,000. He also received a grant of 250,000 restricted share units which will vest in one-fourth annual increments subject to his continuing to be employed by the Company on each anniversary date. Mr. Haines will not receive any additional cash or stock compensation during the term of the agreement. Other terms of Mr. Haines' employment agreement with the Company are described in "Employment Agreement with Mr. Haines."

Westar Energy, Inc. Human Resources Committee
Frank J. Becker, Chairman Gene A. Budig

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

Certain Beneficial Owners of Common Stock

        Other than as set forth in the following table, we know of no other beneficial owner of more than five percent of our outstanding common stock as of the record date.

Name and Address of Beneficial Owner	Percent of Class	Amount and Nature of Beneficial Ownership
Wallace R. Weitz and Company(1) One Pacific Place 1125 S. 103rd Street, Suite 600 Omaha, NE 68124-6008	8.7%	6,278,100
Mario J. Gabelli(2) One Corporate Center Rye, NY 10580	7.0%	5,041,300
Leon G. Cooperman(3) 88 Pine Street Wall Street Plaza, 31st Floor New York, NY 10005	5.3%	3,816,200

(1)
As reported in a Schedule 13F filed with the Securities and Exchange Commission on February 11, 2003 by Wallace R. Weitz and Company ("Weitz Co.") and Wallace R. Weitz, president and primary owner of Weitz Co. Mr. Weitz holds no shares of our common stock directly, but is reported as having shared voting and investment power for the shares held by Weitz Co. on behalf of its investment advisory clients.
(2)
As reported in an amended Schedule 13D filed with the Securities and Exchange Commission on December 12, 2002 by Mario J. Gabelli and six entities that he directly or indirectly controls or for which he acts as the chief investment officer. Mr. Gabelli holds no shares of our common stock directly and is reported as having no sole or shared voting or investment power with respect to our stock. GAMCO Investors, Inc., one of the reporting entities, holds 4,065,800 shares with sole voting power and 4,314,800 shares with sole investment power constituting 5.7% and 6% of our outstanding common stock, respectively. Each of the other entities holds less than 1% of the outstanding shares of our common stock and each is reported as having sole voting and investment power of the shares it holds.
(3)
As reported in a Schedule 13G filed with the Securities and Exchange Commission on January 17, 2003, Mr. Cooperman is deemed to be the beneficial owner of shares held by six entities of which he is the ultimate controlling person. Mr. Cooperman holds no shares of our common stock directly and is reported as having 2,377,200 shares with sole voting and investment power and 1,439,000 shares with shared voting and investment power.

Security Ownership of Management

        The following information is furnished with respect to each of our current directors and named executive officers individually, and with respect to our current directors and executive officers as a group, as to ownership of shares of our common stock and the common stock of Protection One, Inc., our approximately 88%-owned subsidiary ("Protection One"). The information provided is as of the record date.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Westar Energy Common Stock(1)		Percent of Class	Amount and Nature of Beneficial Ownership of Protection One Common Stock(2)		Percent of Class
Outside Directors
Frank J. Becker	46,429	(3)(4)	*	41,800	(5)	*
Gene A. Budig	24,066	(4)	*	12,259	(6)	*
Charles Q. Chandler, IV	9,378	(4)	*	3,333	(6)	*
R.A. Edwards	17,430	(4)(7)	*	—		*
Michael F. Morrissey	2,071	(4)	*	—		*
John C. Nettels, Jr.	13,165	(4)(8)	*	15,500	(6)(9)	*
Management
Richard A. Dixon	27,926	(4)	*	—		*
Paul R. Geist	17,903	(4)	*	10,500		*
James S. Haines, Jr.	250,000	(4)	*	—		*
Anita J. Hunt	30,619	(4)	*	—		*
Larry D. Irick	79,133	(4)(10)	*	4,000		*
Douglas T. Lake	200,467	(4)	*	485,800	(6)	*
Douglas R. Sterbenz	165,178	(4)	*	—		*
David C. Wittig	507,243	(4)(11)	*	766,667	(6)(12)	*
All directors and executive officers as a group (16 individuals)	1,676,165	(13)	2.3%	1,341,259	(14)	1.4%

*
Represents less than 1%
(1)
Includes beneficially owned shares held in employee savings plans and shares deferred under the Long Term Incentive and Share Award Plan, the Stock for Compensation Program and the Outside Directors' Deferred Compensation Plan. No director or named executive officer owns any of our equity securities other than our common stock, with the exception of Mr. Wittig. Mr. Wittig holds 2,800 shares of our 4.25% series preferred stock indirectly through his sons, 2,400 shares of our 4.25% series preferred stock directly, and 1,458 shares of our 4.5% series preferred stock directly. The shares of our 4.25% series preferred stock and 4.5% series preferred stock beneficially owned by Mr. Wittig represent 9.5% and 1.2% of the outstanding shares of each series, respectively.
(2)
No director or executive officer owns any equity securities of Protection One other than Protection One's common stock.
(3)
Includes 2,800 shares of our common stock held in trusts of which Mr. Becker is a co-trustee with shared voting and investment power and excludes shares held in trust by Douglas County Bank, of which Mr. Becker is a director.
(4)
Includes restricted share units as follows: Mr. Becker, 2,861; Dr. Budig, 2,861; Mr. Chandler, 2,861; Mr. Dixon, 17,886; Mr. Edwards, 2,809; Mr. Geist, 12,200; Mr. Haines, 250,000; Ms. Hunt, 16,806; Mr. Irick, 58,640; Mr. Lake, 91,750; Mr. Morrissey, 1,049; Mr. Nettels, 2,861; Mr. Sterbenz, 130,315; Mr. Wittig, 172,499; and 294,088 restricted share units granted to two other executive officers in the group. Restricted share units do not have voting rights. See "Potential Liabilities to David C. Wittig and Douglas T. Lake" for a discussion of rights we may assert with respect to restricted share units awarded to Mr. Wittig and Mr. Lake.
(5)
Includes 5,000 shares of Protection One common stock stock held in trusts of which Mr. Becker is a co-trustee with shared voting and investment power.

(6)
Includes stock options exercisable currently or within sixty days: Dr. Budig, 5,359 shares; Mr. Chandler, 3,333 shares; Mr. Lake, 41,667 shares; Mr. Nettels, 12,000 shares; and Mr. Wittig, 41,667 shares.
(7)
Includes 1,902 shares held by Mr. Edwards' spouse, not subject to his voting or investment power.
(8)
Includes 500 shares of our common stock held in a trust in which Mr. Nettels has shared investment and voting power.
(9)
Includes 500 shares of Protection One common stock held in a trust in which Mr. Nettels has shared investment and voting power.
(10)
Includes 368 shares held by Mr. Irick's spouse including 90 restricted share units. These shares are not subject to Mr. Irick's voting or investment power.
(11)
Includes 31,484 shares held by Mr. Wittig's spouse, not subject to his voting or investment power.
(12)
Includes 475,000 restricted share units, 41,667 stock options currently exercisable, and 250,000 shares held indirectly through his two sons, who each hold 125,000 shares.
(13)
Includes shares referred to in items (1), (3), (4), (7), (8), (10) and (11) above.
(14)
Includes shares referred to in items (2), (5), (6), (9) and (12) above.

COMPENSATION OF EXECUTIVE OFFICERS

        The following table sets forth the compensation of our named executive officers for the last three completed fiscal years. See "Potential Liabilities to David C. Wittig and Douglas T. Lake" for a discussion of rights we may assert with respect to compensation awarded to Mr. Wittig and Mr. Lake.

Summary Compensation Table

	Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Year	Salary$(1)	Bonus$	Other Annual Compensation $(2)	Restricted Stock Awards $(3)	Securities Underlying Options#(4)	All Other Compensation $(5)
James S. Haines, Jr.(6) Chief Executive Officer and President	2002	50,000	50,000	—	2,902,500	—	—
David C. Wittig(7) Former Chairman of the Board, President and Chief Executive Officer	2002 2001 2000	616,633 313,026 303,400	— 267,000 1,171,170	2,891,813 163,936 134,794	4,218,369 2,643,245 2,155,781	125,000 — 58,500	2,030,733 489,896 486,969
Douglas T. Lake(7) Executive Vice President and Chief Strategic Officer	2002 2001 2000	446,497 463,344 224,476	— 178,000 642,706	1,348,876 22,232 57,417	2,581,071 1,546,360 1,317,813	125,000 — 9,000	1,006,336 5,758 700,999
Douglas R. Sterbenz Senior Vice President, Generation and Marketing	2002 2001 2000	359,100 190,963 130,000	306,757 150,256 165,735	1,500 22,080 3,602	765,270 24,200 15,625	— — 2,700	2,615 107,132 19,327
Paul R. Geist(7) Former Senior Vice President, Chief Financial Officer and Treasurer	2002 2001 2000	254,400 167,111 118,695	150,287 50,000 31,221	10 1,014 125	413,485 77,440 93,750	— — —	4,092 3,188 1,033
Richard A. Dixon(7) Senior Vice President, Operations Strategy	2002 2001 2000	188,300 144,251 115,319	119,297 35,000 75,000	177 31,598 44,468	241,959 77,400 59,375	— — 3,500	3,235 3,033 9,764
Anita J. Hunt(7) Vice President, Risk Management	2002 2001 2000	188,300 167,075 150,676	88,180 53,000 139,915	255 6,474 5,145	237,269 164,560 187,500	— — 10,000	5,731 5,319 20,123

(1)
Salary in 2002 includes discretionary officer allowances paid to the named executive officers other than Mr. Haines (Mr. Wittig and Mr. Lake, $50,000; Mr. Sterbenz, $36,000; Mr. Geist, Mr. Dixon and Ms. Hunt, $24,000). Discretionary officer allowances replaced car allowances, club memberships for some officers and reimbursements for legal and financial expenses provided in prior years. Salary in 2002 also includes fees received by Mr. Wittig and Mr. Lake as directors of Protection One (Mr. Wittig, $20,200; Mr. Lake, $29,137)

(2)
Other Annual Compensation in 2002 includes the following items: (a) payments for federal and state taxes associated with personal benefits and financial and tax planning (Mr. Wittig, $24,135); (b) value of discounts received on stock for compensation dividends and reinvested dividend equivalents on our restricted share units (Mr. Wittig, $8,849; Mr. Lake, $4,089; Mr. Sterbenz, $1,500; Mr. Geist, $10; Mr. Dixon, $177; and Ms. Hunt, $255); and (c) the excess of the estimated market value of shares of Guardian International, Inc. ("Guardian") preferred stock received in exchange for restricted share units linked to our common stock over the value of such restricted share units exchanged (Mr. Wittig, $2,858,829; Mr. Lake, $1,344,787). In June 2002, all of our employees were granted the right to exchange specified restricted share units granted in previous years for shares of our common stock based upon specified exchange ratios. In addition, our executive officers were granted the right, subject to satisfying various financial requirements, to exchange the specified restricted share units for shares of Guardian preferred stock. Mr. Wittig and Mr. Lake (but no other officers) exercised this right granted to executive officers and received shares of Guardian preferred stock in the exchange, the receipt of which was deferred until January 2004. Other Annual Compensation for Mr. Wittig and Mr. Lake does not include amounts for personal use of corporate aircraft for which we will seek reimbursement at rates established by applicable Internal Revenue Service regulations.
(3)
Mr. Haines received an award of 250,000 restricted share units in December 2002 when he commenced employment with us. He is not entitled to additional stock based compensation during the four year term of his employment agreement with us. In 2002, we awarded restricted share units linked to shares of our common stock, restricted share units linked to shares of Protection One common stock, and restricted share units linked to shares of Guardian preferred stock to the named executive officers. The reported dollar value of restricted share units is equal to the total number of restricted share units of each type granted to the named executive officer, multiplied by the closing price of our common stock on the date of grant in the case of restricted share units linked to our common stock, multiplied by the closing price of Protection One common stock on the date of grant in the case of restricted share units linked to Protection One common stock, and multiplied by our book value of shares of Guardian preferred stock on the date of grant in the case of restricted share units linked to Guardian preferred stock. See the Human Resources Committee Report for a discussion of the requirements for vesting of these restricted share units. This value may not represent the ultimate value of the restricted share units to the employee or us since the vesting of restricted share units is subject to the satisfaction of various requirements, and the value of the securities linked to restricted share units is subject to change. Dividend equivalents are paid on the restricted share units from the date of grant.

  The aggregate restricted share units of each type held by each of the named executive officers as of December 31, 2002 and the market value of these restricted share units as of that date are indicated in the table below. The market value was determined based on the closing price of our common stock and Protection One common stock on December 31, 2002 of $9.90 per share and $2.00 per share, respectively. The market value of Guardian preferred stock on December 31, 2002 was based on our book value on such date of $881 per Guardian Series C preferred share, $424 per Guardian Series D preferred share and $663 per Guardian Series E preferred share, respectively.

	Westar Energy Restricted Share Units		Protection One Restricted Share Units		Guardian Restricted Share Units
	Number	Market Value	Number	Market Value	Number	Market Value
James S. Haines, Jr.	250,000	$2,475,000	—	—	—	—
David C. Wittig	172,499	$1,707,470	475,000	$950,000	6,337	$2,793,369
Douglas T. Lake	91,750	$908,325	308,400	$616,800	3,772	$1,655,871
Douglas R. Sterbenz	5,315	$52,620	—	—	872	$609,784
Paul R. Geist	12,200	$120,780	—	—	500	$279,490
Richard A. Dixon	17,886	$177,071	—	—	42	$17,814
Anita J. Hunt	16,806	$166,379	—	—	272	$177,441
(4)
Securities Underlying Options in 2002 includes options to purchase 125,000 shares of Protection One common stock received by both Mr. Wittig and Mr. Lake as directors of Protection One.
(5)
All Other Compensation for 2002 includes the following items: (a) company contributions under our 401(k) savings plan, a defined contribution plan (Mr. Wittig, $5,859; Mr. Lake, $4,908; Mr. Sterbenz, $1,892; Mr. Geist, $3,348; Mr. Dixon, $2,457; and Ms. Hunt, $5,500)); (b) premiums paid on term life insurance policies (Mr. Wittig, $1,407; Mr. Lake, $1,428; Mr. Sterbenz, $722; Mr. Geist, $744; Mr. Dixon, $778; and Ms. Hunt, $230); (c) imputed income on a split dollar life insurance policy (Mr. Wittig, $23,467); (d) $1,000,000 paid to Mr. Lake pursuant to an employment agreement as a result of his remaining in our employment at September 1, 2002; and (e) $2,000,000 paid to Mr. Wittig in connection with the sale of benefits under a split dollar life insurance agreement. See "Split Dollar Life Insurance Agreement" below.
(6)
Mr. Haines became our Chief Executive Officer and President on December 6, 2002 and became entitled to a $50,000 signing bonus at that time. See "Employment Agreement with Mr. Haines."
(7)
Mr. Wittig resigned from all of his positions with us on November 22, 2003. Mr. Lake was placed on unpaid administrative leave from all of his positions with us on December 6, 2002. Mr. Geist resigned from all of his positions with us on February 7, 2003.

  Mr. Dixon intends to retire on December 31, 2003. Ms. Hunt has notified us that effective May 15, 2003, she will terminate her employment with us.

Shares Authorized for Issuance Under Equity Compensation Plans

        The following table summarizes the total shares of our common stock that may be received by holders of restricted share units and options upon the vesting of restricted share units and the exercise of currently outstanding options, the weighted average exercise price of those outstanding options and the number of shares of our common stock that are still available for future issuance under our equity compensation plans after considering the restricted share units and stock options currently outstanding.

Equity Compensation Plan Information

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of shares remaining available for future issuance
Long Term Incentive and Share Award Plan (the only equity compensation plan approved by our shareholders)	1,852,506	(1)	$32.08	(2)	1,661,895

Any equity compensation plans not approved by security holders	0		$0.00		0

Total	1,852,506		$32.08		1,661,895

(1)
Includes 1,619,868 shares issuable in respect of restricted share units.
(2)
Excludes restricted share units referred to in footnote 1 above.

Retirement Plans

        We maintain a qualified non-contributory defined benefit pension plan and a non-qualified supplemental retirement plan for certain of our management employees, including executive officers, who are selected by the Human Resources Committee of our Board of Directors. Mr. Wittig, Mr. Lake and Ms. Hunt were the only named executive officers accruing benefits under the supplemental retirement plan in 2002. Benefits payable from the qualified pension plan are limited by provisions of the Internal Revenue Code. The non-qualified supplemental retirement plan provides for the payment of retirement benefits in addition to those provided under the qualified pension plan.

        The following table sets forth the estimated annual benefits payable to executive officers accruing benefits under the supplemental retirement plan upon specified remuneration based on age 65 as of January 1, 2003. The amounts presented do not take into account any reduction for joint and survivorship payments.

Annual Pension Benefit From Qualified And Non-Qualified Plans

Average Applicable Compensation	Pension Benefit	Average Applicable Compensation	Pension Benefit
$150,000	$92,550	$1,150,000	$709,550
$200,000	$123,400	$1,200,000	$740,400
$250,000	$154,250	$1,250,000	$771,250
$300,000	$185,100	$1,300,000	$802,100
$350,000	$215,950	$1,350,000	$832,950
$400,000	$246,800	$1,400,000	$863,800
$450,000	$277,650	$1,450,000	$894,650
$500,000	$308,500	$1,500,000	$925,500
$550,000	$339,350	$1,550,000	$956,350
$600,000	$370,200	$1,600,000	$987,200
$650,000	$401,050	$1,650,000	$1,018,050
$700,000	$431,900	$1,700,000	$1,048,900
$750,000	$462,750	$1,750,000	$1,079,750
$800,000	$493,600	$1,800,000	$1,110,600
$850,000	$524,450	$1,850,000	$1,141,450
$900,000	$555,300	$1,900,000	$1,172,300
$950,000	$586,150	$1,950,000	$1,203,150
$1,000,000	$617,000	$2,000,000	$1,234,000
$1,050,000	$647,850	$2,050,000	$1,264,850
$1,100,000	$678,700	$2,100,000	$1,295,700

        The supplemental retirement plan provides a retirement benefit at or after age 65, or upon disability prior to age 65, in an amount equal to 61.7% of final three-year average cash compensation (including share awards under the Stock for Compensation Program) and annual incentive bonuses, reduced by the benefits under the qualified pension plan (but not social security benefits), such amount to be paid to the employee or his designated beneficiaries for the employee's life with a 15-year term certain. The percentage of final three-year average compensation to be paid commencing at age 65, before reduction for qualified pension plan benefits, is 50% for a person retiring at age 50 increasing to 61.7% at age 65. An employee retiring at or after age 50, but before age 65, may receive a reduced benefit, payable in the same form commencing prior to age 65. The age 65 benefits are reduced by 5% per year if commenced prior to age 60, but no earlier than age 50. The supplemental plan vests 10% per year after five years of service until fully vested with 15 years of service or at age 65. Under the qualified plan, full vesting occurs after 5 years of service. The supplemental plan also pays a death benefit if death occurs before retirement, equal to 50% of the employee's previous three year average compensation (or the vested retirement benefit percentage, whichever is higher) to his or her beneficiary for fifteen years following his or her death. In the event of a change in control of us, participants may be deemed to be 65 years of age as of the date of such change in control for purposes of vesting and benefits.

        The years of service as of January 1, 2003 for the named executive officers are as follows: Mr. Haines, 16.3 years; Mr. Wittig, 7.6 years; Mr. Lake, 4.3 years; Mr. Sterbenz, 5.6 years; Mr. Geist, 3.1 years; Mr. Dixon, 27 years; and Ms. Hunt, 13.7 years.

Split Dollar Life Insurance Program

        In 1998, we established a split dollar life insurance program for our benefit and for the benefit of certain of our officers, including executive officers, serving at that time. Mr. Wittig is the only named executive officer who participated in the program. Under the split dollar life insurance program, we purchased a life insurance policy on Mr. Wittig's life. Upon termination of the policy or Mr. Wittig's death, Mr. Wittig's beneficiary is entitled to a death benefit in an amount equal to the face amount of the policy reduced by the greater of (i) all premiums paid by us and (ii) the cash surrender value of the policy, which amount, at the death of Mr. Wittig or termination of the policy, as the case may be, will be returned to us. We retained an equity interest in the death benefit and cash value of the policy to secure this repayment obligation.

        Subject to certain conditions, beginning on the earlier of (i) three years from the date of the policy or (ii) the first day of the calendar year next following the date of Mr. Wittig's retirement, Mr. Wittig is allowed to transfer to us from time to time, in whole or in part, his interest in the death benefit under the policy at a discount equal to $1 for each $1.50 of the portion of the death benefit for which Mr. Wittig may designate the beneficiary, subject to adjustment if Mr. Wittig does not retire within six months of the date of agreement based on the total return to shareowners from the date of the policy. Any adjustment would result in an exchange of no more than $1 for each $1 of death benefit nor less than $1 for each $2 of death benefit. In June 2002, the split dollar life insurance agreement with Mr. Wittig was amended to provide Mr. Wittig the one time right, if he has sold benefits at a price less than the base price of $1.00 for each $1.50 of death benefit, to ask for the price to be recalculated as if the sale of benefits is taking place at the time the right is exercised. In July 2002, Mr. Wittig assigned to us $4.0 million of death benefits in exchange for cash payments totaling $2.0 million which are reported under the All Other Compensation column in the Summary Compensation Table. At December 31, 2002, our liability under this program was approximately $12 million. The program has been designed such that upon Mr. Wittig's death we will recover our premium payments from the policy and any amounts paid by us to Mr. Wittig for the transfer of his interest in the death benefit.

Employment Agreement with Mr. Haines

        We have entered into an employment agreement with Mr. Haines with a four year term. The agreement provides for an annual salary of $750,000 and a grant of 250,000 restricted share units which will vest in one-fourth annual increments subject to Mr. Haines continuing to be employed by us on each anniversary date. Mr. Haines will not receive any additional cash or stock compensation during the term of the agreement. Mr. Haines participates in all our other employee benefit plans and programs. We also reimburse him for all reasonable expenses incurred in the conduct of our business, provided he accounts for these expenses in accordance with our applicable policies.

        Pursuant to the employment agreement, Mr. Haines will receive certain benefits in connection with his relocation to Kansas. For up to eight months following his start date, we will reimburse Mr. Haines for the cost of temporary housing in Topeka, Kansas and for the costs of travel for him and his spouse to and from El Paso, Texas. We have agreed to purchase two residences located in El Paso at Mr. Haines' request at any time prior to the end of the term (which request has been made for one residence) for a price equal to his purchase price plus the cost of all improvements and the costs incurred in connection with their sale, provided that the aggregate price paid by us for both residences will not exceed $500,000. We have also agreed to reimburse Mr. Haines for moving expenses related to his relocation to Kansas.

        We paid Mr. Haines a $50,000 signing bonus. We also agreed to make, within 60 days after his start date, charitable contributions totaling $200,000 to qualified charitable organizations designated by him, provided that we had the right to approve the designated organizations, that Mr Haines represented to us that he would not personally benefit from the contributions, and that Mr. Haines matched the charitable contributions from his personal funds.

        The employment agreement contains customary provisions regarding nonsolicitation, non-disparagement and the protection of confidential information. Except to pay taxes, Mr. Haines will not sell any shares of our common stock during the term of the agreement without the prior approval of our Board of Directors, which will not be unreasonably withheld.

        If Mr. Haines' employment terminates in a "Qualifying Termination" he will be entitled to receive a lump-sum cash amount equal to the sum of his base salary through the date of termination, his base salary for the remainder of the term of the agreement, and any accrued vacation pay, to the extent not previously paid. Each restricted share unit awarded to Mr. Haines will fully vest upon a Qualifying Termination. Also, we will continue to provide medical benefits to Mr. Haines and his dependents for life.

        The term "Qualifying Termination" means termination by us other than for "Cause," by Mr. Haines for "Good Reason" (as defined in the employment agreement) or by Mr. Haines during the 90 day period after a "Change in Control" (as defined in the employment agreement). The term "Cause" means

Mr. Haines' conviction of a felony or a crime involving moral turpitude, his commission of a willful act of fraud or dishonesty with respect to us, his willful and repeated failure to perform substantially his material duties to us, his engaging in significant activity that is materially harmful to our reputation, or his breach of his fiduciary responsibilities to us or our shareholders.

        If Mr. Haines' employment terminates under circumstances not qualifying as a "Qualifying Termination," we will make a lump-sum cash payment equal to the sum of his base salary through the date of termination and any accrued vacation pay, and we will continue to provide medical benefits to Mr. Haines and his dependents for life.

Employment Agreements with Mr. Wittig and Mr. Lake

        We have entered into employment agreements with Mr. Wittig and Mr. Lake, each of which contains change in control provisions. The agreements have three year terms with an automatic extension of one year on each anniversary, unless prior notice is given by the officer or by us.

        The employment agreements provide for annual salaries at Mr. Wittig's and Mr. Lake's respective base salary on September 23, 2002, the date of the agreements, with annual review by the Board of Directors, and participation in all employee benefit and incentive plans, programs and perquisites offered to our senior executives and reimbursement of business expenses. In addition to performing their duties, Mr. Wittig and Mr. Lake have also agreed to keep certain company information confidential, not to solicit certain employees to leave our employ, and not to disparage us or our representatives.

        Under the employment agreements, Mr. Wittig or Mr. Lake is entitled to benefits, if his employment is terminated by us other than for "Cause" or upon death, disability or retirement, or by him for "Good Reason," each as defined in the agreements. Under the employment agreements, benefits would also be provided if Mr. Wittig or Mr. Lake were to terminate his employment, regardless of the reason, within 90 days of a change in control or if Mr. Wittig or Mr. Lake were to leave our employ and become an employee of a former subsidiary which is then a separate, publicly traded company and such publicly traded subsidiary does not provide him the benefits provided in the employment agreement. A termination that would result in payments becoming payable is referred to as "Qualifying Termination."

        Upon a Qualifying Termination, we, or our successor, must make a lump-sum cash payment to Mr. Wittig or Mr. Lake, in addition to any other compensation to which he is entitled, of 2.99 times the lesser of (i) the sum of his average base salary for the three-year period immediately prior to the date of termination and his average annual incentive bonus for the three calendar years immediately preceding the calendar year in which the date of termination occurs or (ii) the sum of 90% of the annual salary job value for his pay grade and his target annual incentive bonus for the calendar year in which the date of termination occurs ("Adjusted Salary and Bonus Amount").

        In addition, we must offer health, disability and life insurance coverage to Mr. Wittig or Mr. Lake and his dependents on the same terms and conditions that existed immediately prior to the termination for three years, or, if earlier, until he is covered by equivalent benefits, continuation of financial and legal counseling services, participation in our matching gift program for three additional years, and out placement services. The employment agreements also provide for additional payments, if required, to make Mr. Wittig or Mr. Lake whole for any excise tax imposed under Section 4999 of the Internal Revenue Code, and provision of retiree medical benefits.

        In the event of a Qualifying Termination, dividend equivalents, restricted share units and other stock based incentives or compensation granted to Mr. Wittig and Mr. Lake remain outstanding and continue to vest as if they had remained employed following termination.

        Our supplemental retirement plan described under "Annual Pension Benefit from Qualified and Non-Qualified Plans" provides supplemental retirement benefits to Mr. Wittig and Mr. Lake. The plan provides in the event of a change in control, all active participants in the plan will be deemed to be 65 years of age for purposes of determining the maximum percentage of retirement benefits and 100% vesting of such benefits with benefits commencing not earlier than age 50. In addition, the plan provides for the funding of the plan benefits through our contributions into a rabbi trust under certain circumstances, including a change in control. The employment agreements for Mr. Wittig and Mr. Lake provide that full benefits under the plan shall commence immediately upon a Qualifying Termination and shall be calculated using the officer's Adjusted Salary and Bonus Amount.

        "Cause" is defined as the willful and continued failure of Mr. Wittig or Mr. Lake to perform substantially his duties or his willful engaging in illegal conduct demonstrably and materially injurious to us. No act or failure to act by Mr. Wittig or Mr. Lake is considered willful unless done or omitted to be done by him in bad faith and without reasonable belief that his action or omission was in, or not opposed to, our best interests. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by our Board of Directors, based upon the advice of our counsel, or upon the instructions of our chief executive officer or another senior executive officer shall be conclusively presumed to be done, or omitted to be done, by him in good faith and in our best interests. "Good Reason" is defined as any material and adverse change in Mr. Wittig's or Mr. Lake's position or responsibilities; a reduction in base salary, annual target bonus opportunity or targeted long term incentive value; relocation; reduction in benefits; or termination of the agreement.

        Mr. Lake's agreement with us relating to his initial employment provided for a payment of $1 million on September 15, 2002 if he remained in our employ or was terminated by us without Cause or by Mr. Lake for Good Reason. We have made this payment to Mr. Lake.

        In considering the conclusions and recommendations of the Special Committee, we will be evaluating the validity and enforceability of the employment agreements in light of the conduct reported.

Potential Liabilities to David C. Wittig and Douglas T. Lake

        Mr. Wittig resigned from all of his positions with us and our affiliates on November 22, 2002. Mr. Lake was placed on unpaid administrative leave from all of his positions with us and our affiliates on December 6, 2002. In connection with these actions, we reserved all rights and claims we may have against Mr. Wittig or Mr. Lake arising under their employment agreements, any other agreements with us, or any plan, program or policy in which they participated. In their respective resignation and leave letters, Mr. Wittig and Mr. Lake stated that they reserved all rights and claims they may have against us.

        During their active employment with us, we accrued liabilities totaling approximately $27.4 million for compensation not yet paid to Mr. Wittig and Mr. Lake under various plans. The compensation includes restricted share unit awards, deferred vested shares, deferred restricted share unit awards, deferred vested stock for compensation, supplemental retirement plan benefits and, in the case of Mr. Wittig, benefits arising from a split dollar life insurance agreement. A portion of this liability relates to the restricted share unit awards, and compensation related to the June 2002 restricted share unit exchange offer, reported in the Summary Compensation Table.

        Additionally, as required by generally accepted accounting principles, we have made provisions in our financial statements for an additional amount of approximately $22.9 million should it later be determined that we are obligated to pay Mr. Wittig and Mr. Lake any amounts under their employment agreements. We do not concede, however, that any amounts are owed to Mr. Wittig or Mr. Lake, and we believe that we may have potential claims and defenses against Mr. Wittig and Mr. Lake. The compensation could include a pro rata portion of their unpaid bonuses for the year in which termination occurred, unused vacation, accumulated sick leave, severance, restricted share unit awards and related dividend equivalents, and increased supplemental retirement plan benefits. We believe the amount reserved adequately provides for our potential obligations to Mr. Wittig and Mr. Lake.

        In addition to these amounts, we could also be obligated to record additional expense each year in which payments are made to Mr. Wittig and Mr. Lake pursuant to the supplemental retirement plan. Assuming an expected payout period of 35 years, the aggregate nominal amount of these expenses would be approximately $17.9 million for Mr. Wittig and $9.0 million for Mr. Lake. Also, if stock performance requirements for some restricted share unit awards were to be satisfied, we would be required to record additional compensation expense of approximately $4.4 million to Mr. Wittig and Mr. Lake.

        As of April 30, 2003, neither Mr. Wittig nor Mr. Lake has filed claims or instituted legal proceedings against us for any of the amounts described above. We are unable to predict whether they will assert any rights or claims in the future. If they did so, we intend to vigorously defend against such claims and potentially assert counterclaims; however, the ultimate resolution of these matters may be outside our control.

Change in Control Agreements

        We have entered into change in control agreements with Mr. Geist, Mr. Dixon, Ms. Hunt and other of our officers and key employees. The agreements have three year terms with an automatic extension of one year on each anniversary, unless prior notice is given by the officer or by us. The agreements are intended to insure the officers' continued service and dedication to us and to ensure their objectivity in considering on our behalf any transaction which would result in a change in control of us. The agreement with Mr. Geist terminated upon his resignation.

        Under the change in control agreements, an officer is entitled to benefits if his or her employment is terminated within two years of a change in control by us other than for Cause or by the officer for Good Reason (each such term is as defined in the employment agreements for Mr. Wittig and Mr. Lake). Upon such termination, we, or our successor, must make a lump-sum cash payment to the officer, in addition to any other compensation to which the officer is entitled, of two times such officer's adjusted salary, plus two times such officer's bonus amount, plus the actuarial equivalent of the excess of the officer's accrued pension benefits, computed as if the officer had two additional years of benefit accrual service, over the officer's vested accrued pension benefits utilizing the officer's current salary without regard for any salary limits imposed for qualified pension plans. In addition, restricted share units, dividend equivalents and other stock based incentives or compensation accelerate and vest and restrictions or performance criteria lapse.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Protection One

  Contribution Agreement

        Pursuant to the Contribution Agreement between Protection One and us dated July 30, 1997, we contributed our monitored security businesses to Protection One and acquired an ownership interest in Protection One. As a result, we owned, through Westar Industries, Inc. ("Westar Industries"), our wholly owned subsidiary, approximately 85% of Protection One's common stock at December 31, 1997.

        The Contribution Agreement provides that during the 10-year period following November 24, 1997, a merger or a sale of all or substantially all of Protection One's assets involving us or any affiliate of us generally will require the prior approval of a majority of the "Independent Directors" (as defined in the Contribution Agreement), and we may not acquire beneficial ownership of more than 85% of Protection One's outstanding shares of common stock or other voting securities except under specified circumstances and subject to specified limitations. In March, 2002 we and Protection One entered into a Consent and Limited Waiver Agreement whereby Protection One consented to our ownership interest in Protection One exceeding the ceiling set forth in the amended Contribution Agreement for the period commencing on March 11, 2002 and ending on July 1, 2002. On July 1, 2002, we and Protection One entered into a second Consent and Limited Waiver Agreement whereby Protection One consented to our ownership interest in Protection One exceeding the ceiling for the period commencing on July 1, 2002 and ending on March 31, 2003. The Consent and Limited Waiver Agreements were each approved by Protection One's "Continuing Directors" as required by the terms of (and as defined in) the amended Contribution Agreement. As of February 6, 2003, the shares of Protection One common stock owned by us and Westar Industries represented approximately 88% of the outstanding shares on a non-diluted basis. We believe we are currently in compliance with the terms of the amended Contribution Agreement.

        On October 18, 2001, Protection One's "Continuing Directors" approved an amendment to the amended Contribution Agreement that decreased the size of its Board of Directors and modified the persons for whom we have agreed to vote our shares in the election of directors. As a result of the amendment, so long as we directly or indirectly own more than 50% of the outstanding shares of Protection One's common stock, Protection One's Board of Directors will have not less than nine nor more than twelve directors, and we will vote all such shares we own to elect as directors one individual selected by us from Protection One's executive officers, at least three "Independent Directors" (as defined in the Contribution Agreement) and the number of additional individuals nominated by us to fill the remaining positions on the Board of Directors.

        By letter dated March 12, 2003, we advised Protection One of our request, pursuant to the amended Contribution Agreement, that Mr. Gene A. Budig, Mr. Bruce A. Akin, Mr. Larry D. Irick and Mr. William B. Moore be appointed as our designees on the Protection One Board of Directors, and that Mr. Moore be appointed Chairman of the Board. On March 26, 2003, pursuant to the terms of the amended Contribution Agreement and our request, Mr. Akin, Mr. Irick and Mr. Moore were appointed to the Protection One Board of Directors, and Mr. Moore was appointed Chairman. Mr. Budig was already a member of the Protection One Board of Directors, having joined the Board of Directors in 2001.

  KCC Orders

        On November 8, 2002, the Kansas Corporation Commission, or KCC, issued Order No. 51 which required us to initiate a corporate and financial restructuring, reverse specified accounting transactions described in the order, review, improve and/or develop, where necessary, methods and procedures for allocating costs between utility and non-utility businesses for KCC approval, refrain from any action that would result in our electric utility businesses subsidizing non-utility businesses, reduce outstanding debt giving priority to reducing utility debt and, pending the corporate and financial restructuring, imposed standstill limitations on our ability to finance non-utility businesses such as Protection One. These standstill protections require that we seek KCC approval before we take actions such as making any loan to, investment in or transfer of cash in excess of $100,000 to Protection One or another non-utility affiliate, entering into any agreement with Protection One or another non-utility affiliate where the value of goods or services exchanged exceeds $100,000, investing, by us or any affiliate, of more than $100,000 in an existing or new non-utility business and transferring any non-cash assets or intellectual property to Protection One or another non-utility affiliate. In addition, we must charge interest to Protection One and other non-utility affiliates at the incremental cost of our debt on outstanding balances of any existing or future inter-affiliate loans, receivables or other cash advances due us. The order also suggested that the sale of our investment in Protection One stock should be explored, along with other alternatives, as a possible source of cash to be used to reduce our debt. An additional provision affecting Protection One includes a requirement that Protection One cannot sell assets having a value of $100,000 or more without prior KCC approval.

        On December 23, 2002, the KCC issued Order No. 55 clarifying and modifying the November 8, 2002 order. One such clarification was that we and Westar Industries would be prohibited from making payments to Protection One under the Tax Sharing Agreement among the three companies (see "—Tax Sharing Agreement" below) until certain requirements were met by us regarding our debt.

        On January 10, 2003, Protection One filed a petition seeking reconsideration of certain aspects of Order No. 55. Specifically, Protection One requested that the KCC reconsider and revise Order No. 55 so that it clearly does not interfere with Protection One's contractual arrangements with us and Westar Industries, including, but not limited to the Tax Sharing Agreement and the senior credit facility provided by Westar Industries to Protection One (the "Protection One Credit Facility").

        On February 11, 2003, the parties to the KCC proceeding filed a Limited Stipulation and Agreement, which sought the KCC's approval for Protection One to sell to us all of our stock it owned. The KCC approved the Limited Stipulation and Agreement on February 14, 2003 and Protection One sold to us all of our stock it owned on February 14, 2003 for $11.6 million.

        On February 25, 2003, we entered into a Partial Stipulation and Agreement, which we will refer to as the Reconsideration Agreement, with the staff of the KCC, Protection One, Westar Industries and an intervenor. The Reconsideration Agreement requested that the KCC issue an order granting limited reconsideration and clarification to its order issued December 23, 2002. The Reconsideration Agreement also requested that the KCC authorize us and Westar Industries to perform our respective obligations to Protection One under the Tax Sharing Agreement and the Protection One Credit Facility. Additionally, the Reconsideration Agreement provided that, among other things: (a) the maximum borrowing capacity under the Protection One Credit Facility will be reduced to $228.4 million and the maturity date may be extended one year to January 5, 2005; (b) we may provide funds to Westar Industries to the extent necessary to perform its obligations to Protection One under the Protection One Credit Facility; (c) we will reimburse Protection One approximately $4.4 million for expenses incurred in connection with services provided by Protection One Data Services, Inc. and AV One, Inc. to us and Westar Industries, and for the sale of AV One, Inc. to us; and (d) the financial advisory services agreement between Protection One and Westar Industries is cancelled.

        On March 11, 2003, the KCC issued Order No. 65 conditionally approving the Reconsideration Agreement. The KCC imposed the following limitations on the terms of the Reconsideration Agreement: (a) the Protection One Credit Facility must be paid off upon the sale of all or a majority of the Protection One common stock held by Westar Industries, and this pay-off must be a condition of any sale by Westar Industries of Protection One's stock; (b) we must provide advance notice to the KCC if the payment to Protection One under the Tax Sharing Agreement exceeds approximately $20 million; (c) Protection One must receive KCC approval prior to selling any assets exceeding $100,000 and we and Westar Industries must receive KCC approval prior to selling our stock in Protection One; and (d) Protection One must waive potential claims against us and Westar Industries relating to certain inter-company agreements. In addition, the KCC reserved the right to impose a deadline for the sale by Westar Industries of its Protection One stock. We are precluded from extending any credit to Protection One except for borrowings Protection One may make under the Protection One Credit Facility.

        We, Westar Industries and Protection One also agreed to provide the KCC with periodic reports on the progress of efforts to sell our equity investment in Protection One.

  Proposed Disposition of Protection One Stock

        On November 8, 2002 the KCC issued an order, that among many findings and directives, requested we consider selling our investment in Protection One. We subsequently announced that we intend to dispose of our investment in Protection One and that we had retained an investment banking firm to assist us in this process.

  Protection One Shared Services Agreement

        We provide administrative services to Protection One pursuant to services agreements, including accounting, tax, audit, human resources, legal, purchasing, facilities and technology services. Fees for these services are based upon various hourly charges, negotiated fees and out-of-pocket expenses. Protection One incurred charges of $3.9 million in 2002, $8.1 million in 2001 and $7.3 million in 2000. We had a receivable balance from Protection One of $1.0 million at December 31, 2002 primarily for these services.

        We and Protection One have entered into an amended service agreement that stipulates that if we sell our interest in Protection One, we and Protection One will negotiate, in good faith, the terms and conditions for continuation of the services during an agreed-upon transition period. This agreement is subject to KCC approval, which has not yet been received.

  Tax Sharing Agreement

        We have a tax sharing agreement with Protection One which allows Protection One to be reimbursed for current tax benefits utilized in our consolidated tax return. We and Protection One are eligible to file on a consolidated basis for tax purposes so long as we maintain an 80% ownership interest in Protection One. We had a payable balance to Protection One of $20.7 million at December 31, 2002 for tax year 2002. We reimbursed Protection One $13.5 million for tax year 2001 and $7.4 million for tax year 2000. On March 11, 2003, the KCC issued an order that allows us to make a cash payment to Protection One of approximately $20 million for tax year 2002.

  Office Space Lease

        During the fourth quarter of 2001, Kansas Gas and Electric Company ("KGE"), our wholly owned subsidiary, entered into an option agreement to sell an office building located in downtown Wichita, Kansas, to Protection One for approximately $0.5 million. The sales price was determined by management based on three independent appraisers' findings. This transaction was completed during June 2002. We recognized a loss of $2.6 million on this transaction, and we expected to realize annual operating cost savings of approximately $0.9 million. The cost savings will be treated as a regulatory liability in accordance with a March 26, 2002, KCC order. For the year ended December 31, 2002, we recorded $0.5 million in cost savings as a regulatory liability.

  Information Technology Services

        Effective July 1, 2002, we entered into an outsourcing agreement with a newly formed subsidiary of Protection One named Protection One Data Service, Inc. ("PODS"), pursuant to which we outsourced to PODS a significant portion of the services and functions previously performed by our internal information technology services department. Approximately 100 of our information technology employees became employees of PODS. Operation of PODS and the provision of such services were discontinued as of December 31, 2002. Our information technology employees that had accepted employment with PODS were transferred back to us as of the end of the year. We had a payable to PODS of $1.1 million as of December 31, 2002, which we repaid on March 21, 2003, in accordance with the Reconsideration Agreement.

Transactions Between Westar Industries and Subsidiaries

  Protection One Credit Facility

        Westar Industries is the lender under the Protection One Credit Facility. The Protection One Credit Facility was amended to increase the capacity from $155 million to $280 million during the year ended December 31, 2002. On August 26, 2002, the Protection One Credit Facility was further amended to extend the maturity date to January 5, 2004. On March 11, 2003, the KCC limited the amount of the facility to $228.4 million, authorized us to fund the facility and extend the term of the facility to January 5, 2005 and required the facility to be paid in full and terminated upon the disposition of all or part of our investment in Protection One. We are in discussions with Protection One about the extension of the facility and we intend to renew the facility through January 5, 2005, should such renewal be necessary to provide Protection One with continued liquidity.

        As of December 31, 2002, $215.5 million was drawn under the facility. The remaining availability under this facility as of December 31, 2002 was $64.5 million. At March 14, 2003, Protection One had outstanding borrowings of $215.5 million and $12.9 million of remaining capacity.

  Aviation Matters

        On June 5, 2002, Westar Industries sold to Protection One the stock of a wholly owned subsidiary named Westar Aviation, Inc. for approximately $1.4 million. Protection One subsequently changed the name of the newly acquired subsidiary to AV One, Inc. and entered into an Aircraft Reimbursement Agreement with Westar Industries. Under this agreement, Westar Industries agreed to reimburse AV One, Inc. for certain costs and expenses relating to services provided to us and Westar Industries. Through September 30, 2002, AV One, Inc. incurred approximately $1.4 million in expenses for which Westar Industries reimbursed Protection One in October 2002. On March 21, 2003, we paid Protection One approximately $3.6 million in accordance with the Reconsideration Agreement to repurchase the stock of AV One, Inc. at book value on such date and to reimburse Protection One for all costs incurred relating to the services provided to us and Westar Industries.

  Financial Advisory Services

        In November 2001, Protection One entered into an agreement pursuant to which it paid a quarterly fee to Westar Industries for financial advisory services equal to 0.125% of its consolidated total assets at the end of each quarter. This agreement was approved by the independent members of Protection One's Board of Directors. Protection One incurred approximately $3.6 million of such fees during the year ended December 31, 2002. During the fourth quarter of 2002, the management fee was suspended and no additional cost was incurred in the fourth quarter. This agreement was subsequently terminated effective September 30, 2002 in accordance with the Reconsideration Agreement. There was no balance due under this agreement at December 31, 2002.

  Protection One Europe

        On February 29, 2000, Westar Industries purchased the European operations of Protection One, and certain investments held by a subsidiary of Protection One, for an aggregate purchase price of $244 million. Westar Industries paid approximately $183 million in cash and transferred Protection One debt securities with a market value of approximately $61 million to Protection One. Cash proceeds from the transaction were used to reduce the outstanding balance owed to Westar Industries on Protection One's revolving credit facility. No gain or loss was recorded on this intercompany transaction, and the net book value of the assets was unaffected.

Transactions with KGE

        We perform KGE's cash management function, including cash receipts and disbursements. An intercompany account is used to record net receipts and disbursements between us and KGE. KGE's net amount payable from affiliates approximated $24.1 million at December 31, 2002, and the net amount receivable from affiliates approximated $17.3 million at December 31, 2001.

        We provide all employees utilized by KGE. We allocate certain operating expenses to KGE. These expenses are allocated, depending on the nature of the expense, based on allocation studies, net investment, number of customers, and/or other appropriate factors. We believe such allocation procedures are reasonable.

Purchases and Sales of Securities

        During 2002, Protection One acquired in open market purchases approximately $12.6 million of our common stock and approximately $1.8 million of our preferred stock. Protection One received dividends of approximately $0.5 million and $0.1 million on our common stock and preferred stock, respectively. At December 31, 2002, Protection One held 850,000 shares of our common stock acquired at a cost of approximately $13.0 million and 34,213 shares of our preferred stock acquired at a cost of approximately $2.0 million. We purchased these securities from Protection One on February 14, 2003 for approximately $11.6 million.

        During 2002, Protection One acquired approximately $41.2 million ($42 million principal amount) of our 6.25% notes, approximately $21.6 million ($22.4 million principal amount) of our 6.875% notes, approximately $4.6 million ($4.9 million principal amount) of our 7.125% notes and $0.1 million of ONEOK, Inc. common stock. We purchased all of these investments from Protection One at its cost prior to September 30, 2002.

        During 2002, Westar Industries purchased $100.3 million aggregate principal amount of Protection One bonds for $82.1 million. Westar Industries sold $73.6 million aggregate principal amount of those bonds to Protection One for $58.0 million.

Loans to Officers

        In 2001, our Board of Directors approved stock ownership target levels for officers and other members of senior management. In December 2001, our Board of Directors also approved a loan program to assist officers in meeting their target levels. Pursuant to the program, each officer could borrow from us an amount up to one to three times the maximum base salary for his or her respective pay grade to purchase shares of our common stock in the market. During 2001 and 2002, we extended loans to our officers pursuant to this loan program. No loans were made after the adoption of the Sarbanes-Oxley Act of 2002 on July 30, 2002. Officers are personally liable for the repayment of the loans, which are unsecured, bear interest at a variable interest rate equal to our short term borrowing rate, require quarterly interest payments and require payment in full at maturity on December 4, 2004. In 2002, the following named executive officers had loans outstanding under the program with the indicated highest amount outstanding during the year: Mr. Lake, $1,000,000; Mr. Sterbenz, $300,000; and Mr. Geist, $400,000. At April 30, 2003, the loans to Mr. Lake and Mr. Sterbenz had the same outstanding balances stated above, and the loan to Mr. Geist had been repaid.

PERFORMANCE GRAPH

        The following performance graph compares the performance of our common stock during the period beginning on December 31, 1997 and ending on December 31, 2002 to the Standard & Poors 500 Index and the Standard & Poors Electric Utilities Index. The graph assumes a $100 investment in our common stock and in each of the indexes at the beginning of the period and a reinvestment of dividends paid on such investments throughout the period.

	Cumulative Total Return
	Dec-97	Dec-98	Dec-99	Dec-00	Dec-01	Dec-02
Westar Energy, Inc.	$100	$81.73	$45.46	$72.16	$53.11	$33.35
S&P 500	$100	$128.58	$155.64	$141.47	$124.65	$97.10
S&P Electric Utilities	$100	$116.44	$97.34	$149.75	$124.63	$105.86

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

        The rules of the Securities and Exchange Commission require our directors and executive officers to file reports of their holdings and transactions in our common stock. Based solely on our review of the reports filed under Section 16(a) of the Exchange Act and written representations that no other reports were required, we believe that, during the fiscal year ended December 31, 2002, all required filings applicable to our executive officers, directors and owners of more than ten percent of our common stock were made and that such persons were in compliance with the Exchange Act requirements, with certain exceptions. Former officers Paul R. Geist and David C. Wittig, former director John C. Dicus, and current director, Frank J. Becker, each filed one late or amended report involving a late transaction during 2002. Each report related to a single transaction.

Shareholder Proposals

        The 2004 Annual Meeting of Shareholders is scheduled to be held on May 18, 2004. Specific proposals of shareholders intended to be presented at the 2004 meeting must comply with the requirements of the Exchange Act and our amended Restated Articles of Incorporation. In order to be included in our 2004 proxy materials mailed to shareholders, shareholder proposals must be received by our Corporate Secretary by January 1, 2004. If a shareholder intends to present a proposal at the 2004 annual meeting other than pursuant to Rule 14a-8 under the Exchange Act, the proposal must be received by our Corporate Secretary between March 29, 2004 and April 13, 2004. If the proposal is not received during such period, the proxies designated by our Board of Directors for the 2004 annual meeting may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the proxy statement for such meeting or on the proxy card for such meeting.

Independent Public Accountants

        Effective May 30, 2002, the Audit and Finance Committee of our Board of Directors decided not to engage Arthur Andersen LLP ("Andersen") as our public accountants and engaged Deloitte & Touche LLP ("Deloitte & Touche") to serve as our principal accountants for fiscal year 2002.

        Andersen's reports on our financial statements for the two most recent years ended December 31, 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

        During our two most recent fiscal years ended December 31, 2001, and the subsequent interim period through March 31, 2002 there were no disagreements between us and Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Andersen's satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports; and there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

        We provided Andersen with a copy of the foregoing disclosures. A copy of Andersen's letter dated May 30, 2002 is attached as Exhibit 16 to our Current Report on Form 8-K dated May 30, 2002, stating its agreement with such statements at such time.

        During our two most recent fiscal years ended December 31, 2001 and the subsequent interim period through March 31, 2002, we did not consult Deloitte & Touche with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Principal Accounting Firm Fees

        Deloitte & Touche has acted as our independent auditor since May 30, 2002. Representatives of Deloitte & Touche will be in attendance at the annual meeting, will be available to respond to appropriate questions from shareholders, and will be permitted to make a statement at the meeting if they desire to do so.

        The aggregate fees billed to us for the fiscal year ended December 31, 2002 by Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu and their respective affiliates are set forth below:

Audit fees(a)	$2,782,896
Audit related fees(b)	90,085
Total audit and audit related fees	2,872,981
Tax fees (c)	399,922
All other fees	—
Total fees	$3,272,903

(a)
The 2002 audit fees includes the fees for the audit of the consolidated balance sheets of us and our subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income

  (loss), comprehensive income (loss), shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2002.

(b)
Includes fees for the audits of the benefit plans of us and Protection One, where the audit fee is billed to the registrant and not the plan.

(c)
Includes fees for consulting related to the tax treatments of the sales or divestitures of investments held by us.

        The Audit and Finance Committee of our Board of Directors reviewed the services provided by Deloitte & Touche, along with the fees related to such services. The Audit and Finance Committee has engaged Deloitte & Touche to audit our financial statements for the fiscal year 2003.

Annual Report to Shareholders

        Our Annual Report to Shareholders for the year ended December 31, 2002 accompanies this proxy statement. The Annual Report contains financial statements audited by Deloitte & Touche, independent public accountants. The Annual Report is not to be considered as a part of the proxy solicitation material or has having been incorporated by reference.

Other Business

        Under the laws of Kansas, where we are incorporated, no business other than procedural matters may be raised at the annual meeting unless proper notice to the shareholders has been given. We do not expect any business to come up for shareholder vote at the meeting other than the election of directors. If, however, any other matters properly come before the meeting, your proxy card authorizes the persons named as proxies to vote in accordance with their judgment on such other matters.

Questions

        If you have any questions or need more information about the annual meeting, write to:

Shareholder Services Westar Energy, Inc. P.O. Box 75032 Topeka, Kansas 66675-0320

or call us at (800) 527-2495 or (785) 575-6394 in the Topeka area.

By Order of the Board of Directors,

LARRY D. IRICK Vice President, General Counsel and Corporate Secretary
Topeka, Kansas April 30, 2003

V O T E B Y T E L E P H O N E

Westar Energy, Inc. P.O. Box 750320 Topeka, KS 66675-0320	Have your proxy card available when you call the Toll-Free number 1-800-542-1160 using a touch-tone telephone. You will be prompted to enter your Control Number. Please follow the simple prompts that will be presented to you to record your vote.

V O T E B Y I N T E R N E T

Have your proxy card available when you access the website www.votefast.com. You will be prompted to enter your Control Number. Please follow the simple prompts that will be presented to you to record your vote.

V O T E B Y M A I L

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, PO Box 1150, Pittsburgh, PA 15230.

VOTE BY TELEPHONE Call Toll-Free using a touch-tone telephone: 1-800-542-1160	VOTE BY INTERNET Access the Website and cast your vote: WWW.VOTEFAST.COM	VOTE BY MAIL Return your proxy in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 11:59 p.m. eastern daylight time on Sunday, June 15, 2003 in order to be counted in the final tabulation.

YOUR CONTROL NUMBER IS:

Please sign and date this proxy where indicated below before mailing.

\/    Please fold and detach card at perforation before mailing.    \/

PROXY	WESTAR ENERGY, INC.	PROXY

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on June 16, 2003.

James S. Haines, Jr., Larry D. Irick and Mark A. Ruelle, and each of them with full power to act alone and with full power of substitution, are hereby authorized to represent the undersigned at the Westar Energy, Inc. Annual Meeting of Shareholders to be held on June 16, 2003, or at any adjournment thereof, and to vote, as indicated on the reverse side, the shares of Common Stock and/or Preferred Stock which the undersigned would be entitled to vote if personally present at said meeting. The above named individuals are further authorized to vote such stock upon any other business as may properly come before the meeting, or any adjournment thereof, in accordance with their best judgment. This proxy also provides voting instructions for shares held by the undersigned in the Westar Energy, Inc. 401(k) Employees' Savings Plan and the Employee Stock Purchase Plan.

Signature(s)

Signature(s)
Date: , 2003

Please sign exactly as your name appears to the left. Joint owners should each sign. When signing on behalf of a corporation or partnership or as attorney, executor, administrator, trustee or guardian, please give full title as such.

ADMISSION TICKET

Please bring this ticket to the Annual Meeting.
Notice of Annual Meeting of Shareholders

WESTAR ENERGY, INC.
2003 Annual Meeting of Shareholders

For the purpose of considering and acting upon the election of three Class I directors, and such other business as may properly come before the meeting or any adjournment thereof.

Monday, June 16, 2003
10:00 a.m. Central Time
Sunflower Ballroom at The Maner Conference Center
1717 SW Topeka Boulevard
Topeka, Kansas

Please Admit	Non-Transferable

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You have the option to access future annual reports, proxy statements, and other proxy solicitation materials over the Internet, instead of receiving those documents in paper form. Participation is voluntary. If you give your consent, in the future when such material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. The material will be presented in PDF format. There is no cost to you for this service other than any charges imposed by your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise in writing. You may revoke your consent, or request paper copies of the material, at any time by notifying Westar Energy's Shareholder Services in writing at PO Box 750320, Topeka, KS 66675-0320.

To give your consent, follow the prompts when you vote by telephone or over the Internet, or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

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PROXY	WESTAR ENERGY, INC.	PROXY

The Board of Directors recommends a vote FOR the three nominees listed below.    All shares, including full and partial shares of stock credited to your Plan account, will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such proxy will be voted FOR the election of all nominees listed below.

1.    ELECTION OF DIRECTORS

(01) Charles Q. Chandler, IV	(02) R. A. Edwards	(03) Larry D. Irick
☐ FOR all nominees listed above.	☐ WITHHOLD authority to vote for	☐ FOR all except
	all nominees listed above.	as marked to the contrary below:
To withhold authority to vote for any individual nominee, mark "FOR all except" and write that nominee's name on the line below.

  ☐
  I consent to access future annual reports, proxy statements and other proxy soliciting material over the Internet as described above.

  ☐
  Will attend the Annual Meeting to be held in Topeka, Kansas.

IMPORTANT—Please sign and date on the reverse side and return promptly.

QuickLinks

WESTAR ENERGY, INC. 818 South Kansas Avenue Topeka, Kansas 66612 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
VOTING PROCEDURES—QUESTIONS AND ANSWERS
ELECTION OF DIRECTORS (Item 1 on Proxy Card)
Class I Nominees—Term Expiring in 2006
Continuing Directors Class II—Term Expiring in 2004
Class III—Term Expiring in 2005
BENEFICIAL OWNERSHIP OF VOTING SECURITIES
COMPENSATION OF EXECUTIVE OFFICERS
Annual Pension Benefit From Qualified And Non-Qualified Plans
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PERFORMANCE GRAPH
ADDITIONAL INFORMATION